Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made by and between Wolfgang Schubert, a resident of the State of New York (“Executive”) and the SharonAI Operations, LLC, a Delaware limited liability company (the “Company”). Executive and Company are herein after referred to as the “Parties,” and each a “Party.”

WHEREAS, Executive has been employed by the Company and served as Chief Executive Officer of the Company and certain affiliates of the Company, including, but not limited to SharonAI Holdings Inc. (“Parent”) (collectively, the Company, Parent and such other affiliates, the “Company Group”) pursuant to that certain Employment Agreement entered into as of June 5, 2024, as amended by that certain First Amendment to Employment Agreement effective as of May 10, 2025 (collectively, the “Employment Agreement”);

WHEREAS, Executive will voluntarily terminate Executive’s employment with the Company effective the Termination Date, and the Parties desire to set forth their respective rights and obligations with respect to Executive’s separation from the Company Group;

WHEREAS, the Parties agree the Employment Agreement is terminated as of the Termination Date set forth below, except for those provisions that expressly survive termination as set forth in the Employment Agreement or in this Agreement; and

WHEREAS, Executive agrees and acknowledges that Executive is not eligible for or entitled to any Severance Payment as contemplated in Section 9(a) of the Employment Agreement due to Executive’s voluntary resignation from his employment with the Company.

NOW THEREFORE, in consideration of the covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which Executive hereby acknowledges, and the Parties, intending to be legally bound, agree as follows:

1. Termination Date. Executive’s employment with the Company will terminate effective 22 January 2026 (“Termination Date”). As of the Termination Date, Executive has been relieved of all of Executive’s titles, duties, responsibilities and authority as an executive of any member of the Company Group and has resigned all appointments and offices held with, or for the benefit of, any member of the Company Group, including, but not limited to, the board of directors of Parent and as a director of the Australian subsidiaries. For the avoidance of doubt, Executive agrees that as of the Termination Date, Executive has resigned from all board, manager, and/or officer positions with the Company and any of its subsidiaries, affiliates and/or parent entities. In accordance with Section 9(a) of the Employment Agreement, the Company will pay Executive the Accrued Benefits (as defined in the Employment Agreement).

2. Separation Benefits. In consideration for Executive entering into this Agreement and fully abiding by its terms, the Company agrees to the following provisions:

a) Consulting Agreement. Executive and the Company will enter into a Consulting Agreement effective the day following the Termination Date, governed by the terms and conditions of the Consulting Agreement. Executive acknowledges and agrees that but for Executive’s execution and non-revocation of this Agreement, Executive would not be entitled to the benefits afforded by the Consulting Agreement.

b) Equity Awards.

(A) At the first meeting of the Board of Directors of Parent occurring after the Effective Date (as defined below), Parent shall grant the equity awards under the Parent’s 2025 Omnibus Equity Incentive Plan (the “Plan”) in the amounts and on the terms set forth on Exhibit A to Executive (“Awards”). The Awards shall be subject to the terms and conditions of the Plan and an award agreement. The per share fair market value of a share of Parent Class A Ordinary Common Stock shall be reasonably determined by the Board of Directors of the Parent and for the avoidance of doubt, such valuation shall be determined in conformance with Treasury Regulation 1.409A-1(b)(5)(iv)(B). All other terms and conditions of such awards shall be governed by the terms and conditions of the Plan, and the applicable award agreements. The Company shall not require Executive to remit to the Company in cash an amount sufficient to satisfy any related taxes to be withheld and applied to the tax obligations in connection with the Awards and instead (at the election of Executive) Executive may satisfy applicable taxes by electing to have the Company withhold from delivery shares of Parent Class A Ordinary Common Stock valued at their Fair Market Value (as defined in the Plan) on the date on which the amount of tax to be withheld is determined and any fractional share amounts resulting therefrom shall be settled in cash.

(B) As of the Effective Date, the outstanding restricted stock units granted pursuant to that certain SharonAI Inc. Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement, each dated November 19, 2024, by and between the Executive and SharonAI Inc. (the “RSU Award Agreement”) shall be forfeited and any rights or obligations related thereto set forth therein of the Executive and the Parent shall be cancelled and terminated (the “RSU Cancellation”). In exchange for the RSU Cancellation, included in the Awards are Restricted Stock Units for an additional 18,240 shares of Parent Class A Ordinary Common Stock that would otherwise not be included in the Awards; such portion of the Awards shall be subject to the same terms and conditions as the other Awards.

3. Lock-Up. As a condition to the grant of the Awards, Executive agrees that, in connection with any public offering (whether in the U.S. or elsewhere, including, but not limited to Australia), direct listing, merger, de-SPAC transaction, business combination, or other liquidity or capital markets transaction involving Parent, Executive shall, if requested by Parent or any managing underwriter(s) or financial advisor, enter into and be bound by a lock-up, market standoff, or similar agreement with respect to shares of Parent’s capital stock issued or issuable upon settlement of the Awards or otherwise held by Executive, on terms and conditions that are, in the aggregate, no more restrictive than those entered into by members of Parent’s senior management in connection with such transaction.

4. Return of Company Property. Executive agrees to immediately return to Company all of Company’s property in Executive’s possession including, but not limited to, executive information, customer lists, information concerning potential or actual customers, all business-related information about customers, mailing lists, account information, pricing information, cellular phones, laptops and desktops, external hard drives, financial plans, financial and sales information, strategies, personnel information, forecasts, business and marketing plans and specialized techniques developed or used by Company, and all other tangible and intangible property belonging to Company and/or relating to Executive’s employment with Company. Executive further represents and warrants that Executive has not retained any copies, physical, electronic, cloud-based, or otherwise, of such property. Should Executive later find any Company property in Executive’s possession, Executive agrees to contact Company to advise of such possession and to return it immediately.

5. Release by Executive.

a) Release. Executive, individually and for Executive’s heirs, successors, administrators and assigns, hereby waives, releases, and covenants not to sue Company and/or its parents, subsidiaries, related companies, affiliates, insurers, reinsurers, successors, assigns, members and manager, current and former executives, agents, joint employers, officers, attorneys, directors, or partners (collectively with Company, “Released Parties”) with respect to any and all known and unknown claims, damages, charges, demands, losses, liabilities and causes of action, of any type that Executive may have or may have had against the Released Parties, which arose or occurred on or before the date Executive executes this Agreement. This general release of all claims by Executive against the Released Parties includes any claims in connection with, or arising from, Executive’s hire by, employment with and/or separation of employment from Company, whether or not currently known to Executive or suspected to exist at the time of execution hereof. Executive expressly acknowledges the release specifically includes, but is not limited to, any alleged violation by the Released Parties of any international, federal, state, or local statutes, ordinances, or laws, the Civil Rights Act of 1866 (42 U.S.C. § 1981); Title VII of the Civil Rights Act of 1964 and as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000(e), et seq.; the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990, 29 U.S.C. § 623, et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; the Consolidated Omnibus Budget Reconciliation Act of 1985, 42 U.S.C. § 1395(c); Executive Order 11246; § 503 of the Rehabilitation Act of 1973, 29 U.S.C. §§ 701, et seq.; the Family and Medical Leave Act, 29 U.S.C. §§ 2601, et seq.; the Genetic Information Nondiscrimination Act of 2008; the Equal Pay Act of 1963; the Lilly Ledbetter Fair Pay Act of 2009; Executive Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1132(a)(1)(B), et seq.; Sarbanes-Oxley Act of 2002, Public Law 107-204, including whistleblowing claims under 18 U.S.C. §§ 1514A and 1513(e); Worker Adjustment and Retraining Notification Act, and all of these statutes’ respective state and/or local equivalents; New York Human Rights Law (N.Y. Exec. Law §§ 290 to 301); New York Labor Law; New York Worker Adjustment and Retraining Notification Act (N.Y. Lab. Law §§ 860 to 860-I); New York Workers’ Compensation Law Retaliation and Discrimination provisions (N.Y. Workers’ Comp. Law § 125); New York Civil Rights Law (N.Y. Civ. Rights Law §§ 40 to 45); Article 23-A of the New York Corrections Law (N.Y. Corrections Law §§ 750 to 755); New York Wage Theft Prevention Act; New York Fair Credit Reporting Act; New York Paid Sick Leave Law; New York Paid Family Leave Law; New York Minimum Wage Act (N.Y. Lab. Law § 663); New York City Human Rights Law (N.Y.C. Admin. Code §§ 8-101 to 8-703 and 14-151); New York City Earned Safe and Sick Time Act (N.Y.C. Admin. Code §§ 20-911 to 20-924); public policy; torts; claims for breach of express or implied contract, including breach of the covenant of good faith and fair dealing; claims for discrimination, retaliation or harassment of any kind; claims for defamation or other personal or business injury of any kind; claims for unpaid wages and other compensation, including but not limited to commission, bonuses, and/or incentive pay, medical expenses, or other benefits; claims arising out of (or in connection with) policies, procedures, and/or practices contained in executive handbooks, manuals, incentive plans and/or agreements; claims for equity, profits interest, options, or stock except for those set forth herein, including, but not limited to any promises or covenants to grant any of the same in the Employment Agreement and the RSU Award Agreement; claims for attorneys’ fees and costs; claims related to the validity and enforceability of restrictive covenants; and any and all known and unknown claims arising under any other federal, state, local, foreign or international laws, statutes, regulations, ordinances, or other laws, as well as any and all common law legal or equitable claims to any form of legal or equitable relief, damages, compensation or benefits. This general release does not apply to claims that cannot be waived or released by law (see Paragraph 4(c), below).

b) No Pending Claims. Executive represents and warrants that, as of the date Executive signs this Agreement, Executive has no charges, complaints, filings, claims or lawsuits of any kind pending, or any threatened, either verbally or in writing, against Released Parties. Executive further represents and warrants that Executive has disclosed to Company any information in Executive’s possession concerning any conduct involving Released Parties that Executive has reason to believe may be unlawful, violates Company policy, or would otherwise reflect poorly on Company.

c) Exclusion for Certain Claims. Notwithstanding the foregoing, Executive and Company agree that the release set forth in Paragraph 4 shall not apply to any claims arising after the date Executive signs this Agreement, nor shall anything herein prevent Executive or Company from instituting any action to enforce the terms of this Agreement. The Parties agree and acknowledge that the release and waiver set forth in Paragraph 4(a) shall not prevent Executive from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”), or the New York Division of Human Rights (“NYSDHR”). The Parties further agree that nothing in this Agreement, including any confidentiality or non-disparagement provisions, prevents Executive from making truthful reports or disclosures to any government agency, which includes any agency or entity of federal, state, or local government, or otherwise participating in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information. The Parties further agree that nothing in this Agreement prevents Employee from making any disclosures or providing information related to discrimination or acts in violation of laws prohibiting discrimination in relation to Employee’s employment with the Company. Further, nothing contained in this Agreement requires the payment of liquidated damages or forfeiture of all or part of the consideration for the release for violations of a nondisclosure or non-disparagement clause; or requires any affirmative statement that the complainant was not in fact subject to unlawful discrimination, including discriminatory harassment or retaliation. Executive, however, understands that by signing this Agreement, Executive waives the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC, NLRB, NYSDHR or any other state or local deferral agency on Executive’s behalf, to the fullest extent permitted by law. This release does not extend to claims that are non-waivable under the law. Executive specifically acknowledges and agrees that Executive has been paid all wages and other compensation, including but not limited to commission, bonuses, incentive pay, medical expenses, or other benefits owed as of the Termination Date, and that Executive has no further or additional compensation claims against Company. Executive further specifically acknowledges and agrees that Executive is waiving, on behalf of Executive and Executive’s attorneys, all claims for fees and expenses and court costs.

6. Covenant Not To Sue. This Agreement is expressly conditioned upon Executive’s covenant not to file any claim against any Released Party. Executive agrees not to sue any of the Released Parties or become a party to a lawsuit, whether in an individual or representative capacity, on the basis of any claims of any type that arise out of any aspect of Executive’s employment or termination of employment with the Company or any other matter up through the date Executive executes this Agreement. Executive understands that this is an affirmative promise by Executive not to sue any of the Released Parties, which is in addition to Executive’s general release of claims. If Executive (whether individually or jointly) breaches this Agreement by suing any of the Released Parties in violation of this Covenant Not to Sue, Executive understands that (i) the Released Parties will be entitled to apply for and receive an injunction to restrain any violation of this Agreement; (ii) Executive will be required to pay the Released Parties’ legal costs and expenses, including reasonable attorney fees, associated with defending against any such lawsuit and enforcing the terms of this Agreement; and (iii) the Company shall be entitled to cease any further payments to Executive in which event Executive agrees that the payments already made under this Agreement, if any, shall constitute full and complete consideration for Executive’s release of claims; provided, however, that this section will not apply to any lawsuit necessary to enforce the terms of this Agreement.

7. Protective Covenants. Executive agrees that the covenants and post-employment restrictions set forth in the Employment Agreement, including but not limited to Sections 5 (Protective Covenants: Non-Compete, Non-Solicitation, Confidentiality and Non-Disparagement), 6 (Reasonableness of Restrictions), 7 (Remedies), and 8 (Restrictive Covenants Survive Termination), are expressly incorporated by reference into this Agreement and shall continue in full force and effect.

8. Breach by Executive. Executive understands and agrees that in the event Executive materially breaches the provisions of this Agreement and/or the terms of the restrictive covenants contained in the Employment Agreement, and has not cured such breach within 30 calendar days after being notified in writing by the Company, the Company shall be entitled to: (1) immediately cease any and all remaining payments under this Agreement; (2) immediate repayment of any amounts paid to Executive under this Agreement, unless prohibited by applicable law, and with the exception that Executive may retain $1,000, which shall serve as sufficient consideration for the releases and waivers contained herein; and/or (3) any and all available remedies under applicable law.

9. No Admission. Executive understands and agrees that this Agreement does not and shall not be deemed or construed as an admission of liability or responsibility by Released Parties for any purpose. Executive further agrees that nothing contained in this Agreement can be used by Executive or any past, present or future executive as precedent for future dealings with Released Parties.

10. Non-Disparagement. Executive agrees not to engage in any form of conduct or make any statements or representations (oral and/or written, including on any social media platform or otherwise) that disparage or otherwise impair the reputation, goodwill or commercial interests of Company, or its respective past, present, and future parents, subsidiaries, divisions, affiliates, related companies, successors, officers, directors, stockholders, members, managers, attorneys, agents and executives. Likewise, the Company shall not, and shall instruct its officers and directors to not, at any time make any public statements or public release which is intended to be (or having the effect of being) of defamatory or disparaging nature regarding Executive’s reputation in the business community (it being understood that comments made by the Company in the good faith and in ordinary course of business shall not be deemed disparaging or defamatory for purposes of this Paragraph). This non-disparagement provision is neither intended to nor shall limit, restrict, or interfere with Executive’s right to communicate with any government agency charged with enforcement of any law, regardless of who initiated the communication, or to provide truthful testimony in any legal proceeding.

11. No Other Representations. Executive represents and warrants that no promise or inducement has been offered or made except as herein set forth and that Executive is entering into and executing this Agreement without reliance on any statement or representation not set forth within this Agreement by any other party hereto, or any person(s) acting on any party’s behalf.

12. Waiver. No claim or right arising out of a breach or default under this Agreement can be discharged by a waiver of that claim or right unless the waiver is in writing signed by the party hereto to be bound by such waiver. A waiver by any party hereto of a breach or default by another party of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect.

13. No Presumption Against Drafter. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of authorship of any of the provisions of this Agreement.

14. Cooperation. Executive agrees to cooperate fully with Company with respect to any investigation, legal proceeding, licensing or contract matter, transition of any business matters, or any litigation or regulatory matters in which Executive may have relevant knowledge or information, that arose during Executive’s employment or that may arise following Executive’s separation. Executive further agrees to be available to participate in and, if necessary, to give testimony, in any such matter, without further compensation.

15. Waiver of Jury Trial. Each party hereto waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement or any amendment, instrument, document or agreement delivered in connection herewith or hereafter, and agrees that such action or proceeding shall be tried before a judge and not before a jury.

16. Binding Effects/Assignment. This Agreement shall be binding on the Parties and upon their heirs, administrators, representatives, executors, successors and permitted assigns and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors and permitted assigns. This Agreement shall inure to the benefit of Company, and its personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and to any successor or assign of each Released Party. Executive agrees and consents to the Company’s assignment of this agreement, without the need for any further consent at the time of such assignment, unless otherwise required under applicable law. Neither this Agreement, nor any rights, payments, or obligations arising hereunder may be assigned, pledged, transferred, or hypothecated by Executive.

17. Governing Law and Venue. This Agreement shall be governed by the laws of the State of New York, excluding its conflicts of laws principles, unless the choice of law provisions of Executive’s state of residence expressly prohibit the choice of and application of another state’s laws to disputes between Executive and the Company. In such a case, only then shall the choice of law provisions of Executive’s state of residence apply. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in the State of New York for any lawsuit arising from or relating to this Agreement, subject to any arbitration agreement to which Executive is subject.

18. Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, in whole or in part, then that provision will be eliminated, modified or restricted in whatever manner is necessary to make the remaining provisions enforceable to the maximum extent allowable by law.

19. Knowing and Voluntary Action. This Agreement constitutes a knowing and voluntary waiver of any and all rights or claims that Executive has or may have under the Federal Age Discrimination In Employment Act, as amended by the Older Workers’ Benefit Protection Act of 1990, 29 U.S.C. §§ 621 et seq. This paragraph and this Agreement are written in a manner calculated to be understood by Executive. Executive acknowledges that: (i) Executive has been advised in writing to consult an attorney before signing this Agreement; (ii) Executive has read this Agreement; (iii) Executive has been given a sufficient period of time, up to twenty-one (21) days, to consider this Agreement; (iv) Executive understands the meaning and application of this Agreement; and (v) Executive is signing this Agreement of Executive’s own free will, with the intent of being bound by it.

20. Consideration Period. Executive acknowledges that Executive has been given a period of at least twenty-one (21) days to consider the terms of this Agreement and, if Executive should execute it prior to the expiration of the twenty-one (21) days consideration period, Executive knowingly waives Executive’s right to consider this Agreement for twenty-one (21) days. The Parties agree that any changes, whether material or immaterial, to this Agreement, do not restart the running of the twenty-one (21) day period.

21. Revocation Period. Executive further acknowledges that Executive has until seven (7) days following Executive’s execution of this Agreement to revoke acceptance of this agreement in which case its terms shall not become effective. In order to so revoke this Agreement, Executive must give written notice (either by personal delivery, overnight courier, electronic mail, registered or certified mail, in each case with confirmation of receipt) no later than 5:00 p.m. Eastern Time on the applicable date to the attention of Tim Broadfoot, CFO, at tim@sharonai.com, with a copy to legal@sharonai.com. This Agreement shall become effective on the first day after the expiration of the revocation period provided that Executive has not previously revoked Executive’s acceptance (the “Effective Date”).

22. Entire Agreement. Except as otherwise indicated herein, the Parties hereto agree that this Agreement, including any exhibits attached hereto, constitutes the entire agreement among the Parties hereto regarding the subject hereof, and that this Agreement supersedes any and all prior and/or contemporaneous written and/or oral agreements relating to Executive’s employment with, and termination from, Company and termination therefrom, provided that, the restrictive covenants contained in the Employment Agreement and any arbitration agreement between Executive and the Company remain in full force and effect. Executive acknowledges that this Agreement may not be modified except in writing and signed by the Parties hereto.

23. Headings. Section, paragraph and other captions or headings contained in this agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or otherwise describe the scope or intent of this Agreement or any provision hereof and shall not affect in any way the meaning or interpretation of this Agreement.

24. Execution in Counterparts. This Agreement may be executed in several counterparts (any of which counterparts may be delivered by facsimile, portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)), each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by themselves or their duly authorized officers as of the date and year first above written.

SHARONAI OPERATIONS, LLC

Name:	/s/ James Manning
Title:	Chairman
Date:	01/22/2026

WOLFGANG SCHUBERT

Name:	/s/ Wolfgang Schubert
Date:	01/21/2026

Exhibit A

Equity Awards

Awardee	Type of Award	Shares of Common Stock subject to Award	Settlement	Vesting Schedule
Wolfgang Schubert	Restricted Stock Unit	239,518	90 days after vesting	Fni
Wolfgang Schubert	Restricted Stock Unit	78,722	90 days after vesting	Fnii

FNi	All of the RSUs shall vest upon grant. The number of shares includes the additional 18,240 shares as consideration for the RSU Cancellation.
FNii	On the later of (a) July 31, 2026, and (b) the 31st calendar day after the Maturity Date set forth in the Senior Secured Convertible Promissory Note for $50,000,000 to be issued by New Era Energy & Digital Inc. (“NUAI”) to SharonAI Inc. (“SAI”) in connection with SAI’s sale of its ownership interests in TCDC to NUAI, as may be amended from time to time (the “Secured Note”), as contemplated in the Binding Term Sheet dated December 19, 2025, between NUAI and SAI (the “Binding Term Sheet”), a percentage of the award shall vest equal to the percentage obtained by dividing the aggregate consideration actually received by such date by SAI in connection with the definitive agreements (including the Secured Note) entered into to consummate the transaction contemplated by the Binding Term Sheet (“Definitive Agreements”) by $70,000,000. The aggregate consideration actually received will mean cash and NUAI stock actually received pursuant to the Definitive Agreements (not receipt of the Secured Note itself or covenants or promises to pay or issue), including cash or stock received upon repayment or conversion or sale of the Secured Note. Any amount of the award that does not vest on such date will expire and terminate unvested on such date.